Exhibit 99.2
BXP ANNOUNCES FIRST QUARTER 2024 RESULTS
Executed Approximately 900,000 Square Feet of Leases in Q1

BOSTON, MA, April 30, 2024 - BXP (NYSE: BXP), the largest publicly traded developer, owner, and manager of premier workplaces in the United States, reported results today for the first quarter ended March 31, 2024.
Financial Highlights
•Revenue increased 4.5% to $839.4 million for the quarter ended March 31, 2024, compared to $803.2 million for the quarter ended March 31, 2023.
•Net income attributable to Boston Properties, Inc. of $79.9 million, or $0.51 per diluted share (EPS), for the quarter ended March 31, 2024, compared to $77.9 million, or $0.50 per diluted share, for the quarter ended March 31, 2023.
•EPS for the first quarter fell short of the mid-point of BXP’s guidance by $0.16 per diluted share primarily due to an $0.08 per diluted share non-cash impairment charge related to its Shady Grove, Maryland investment and $0.06 per diluted share in greater depreciation and amortization expense.
•Funds from Operations (FFO) of $271.3 million, or $1.73 per diluted share, for the quarter ended March 31, 2024, compared to FFO of $272.0 million, or $1.73 per diluted share, for the quarter ended March 31, 2023.
•FFO per diluted share for the first quarter was inline with the mid-point of BXP’s guidance.
Guidance
BXP provided guidance for second quarter 2024 EPS of $0.45 - $0.47 and FFO of $1.70 - $1.72 per diluted share, and full year 2024 EPS of $1.97 - $2.09 and FFO of $6.98 - $7.10 per diluted share. This represents a reduction of approximately $0.33 and $0.06 per share of EPS and FFO, respectively, at the midpoint of our guidance provided last quarter.
•Guidance for full year 2024 EPS has been adjusted primarily due to $0.18 per diluted share in greater depreciation and amortization expense and $0.08 per diluted share in the aforementioned non-cash impairment charge.
•Guidance for each of full year 2024 EPS and FFO per diluted share has been adjusted due to increased interest expense, primarily as a result of $0.05 per share of greater non-cash fair value interest expense related to finalizing the market value of the in-place debt and interest rate swaps for our recent acquisitions, in addition to the impact of the expected deferral of interest rate cuts by the Federal Reserve and the resulting uncertainty surrounding the number of cuts this year. We have made no changes to our prior guidance for full-year portfolio occupancy and NOI.
See “EPS and FFO per Share Guidance” below.

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Leasing & Occupancy
•Executed 61 leases totaling approximately 900,000 square feet with a weighted-average lease term of 11.6 years.

•BXP’s CBD portfolio of premier workplaces was 91.0% occupied and 92.8% leased (including vacant space for which we have signed leases that have not yet commenced in accordance with GAAP). Approximately 91.0% of BXP’s Share of annualized rental obligations are from clients located in our CBD portfolio, underscoring the strength of BXP’s strategy to invest in the highest quality buildings in dynamic urban gateway markets.
Development
•Commenced development of 121 Broadway, a residential project located in Cambridge, Massachusetts, that is adjacent to BXP’s development projects at 290 and 300 Binney Street. Upon completion, 121 Broadway is expected to consist of 439 rental units and at 37 stories, will be the tallest building in Cambridge.
Transactions
•Completed the acquisition of its joint venture partner’s 50% economic ownership interest in 901 New York Avenue located in Washington, DC for a purchase price of $10.0 million and recorded a gain on consolidation of approximately $21.8 million. The property is encumbered by an approximately $207.1 million mortgage loan, which bears interest at 3.61% per annum and matures on January 5, 2025. Following the acquisition, BXP modified the mortgage loan to provide for two loan extension options totaling five years of additional term, each subject to certain conditions. The first loan extension option, which provides for an additional term of four years, is at a fixed interest rate of 5.0% per annum. 901 New York Avenue is a premier workplace consisting of approximately 523,939 net rentable square feet.

•Completed the previously announced sale of a 45% interest in 290 Binney Street, a life sciences development located in Kendall Square in Cambridge Massachusetts, to Norges Bank Investment Management (“NBIM”). NBIM’s investment in 290 Binney Street will reduce BXP’s share of the project’s estimated development spend over time by approximately $533.5 million, including $141.8 million that was funded at closing. The consummation of this joint venture completed NBIM’s two-building investment in Cambridge, Massachusetts with a gross valuation of approximately $1.66 billion or $2,050 per square foot. The properties – 290 Binney Street and 300 Binney Street – total 802,000 square feet and are each 100% pre-leased. BXP retains a 55% interest in each joint venture and provides development, property management, and leasing services for the ventures.

Balance Sheet & Liquidity

•Boston Properties Limited Partnership (“BPLP”) completed the repayment of $700.0 million in aggregate principal amount of its 3.800% senior notes upon maturity which was February 1, 2024. The repayment was completed with the proceeds of a $600.0 million mortgage loan entered into on October 26, 2023 and available cash.

•On April 16, 2024, BPLP provided notice to exercise its one-year extension option on its unsecured term loan facility. BPLP anticipates effectuating the extension on or prior to the current May 16, 2024 maturity date. Upon effectiveness, the term loan facility will mature on May 16, 2025. After making an approximately $500.0 million optional repayment on April 29, 2024, the term loan facility has an outstanding principal balance of $700.0 million.

•On April 17, 2024, BPLP established an unsecured commercial paper program. Under the terms of the program, BPLP may issue, from time to time, unsecured commercial paper

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notes up to a maximum aggregate amount outstanding at any one time of $500 million with varying maturities of up to one year. The notes will be sold in a private placement and will rank pari passu with all of BPLP’s other unsecured senior indebtedness, including its outstanding senior notes. The commercial paper program is backstopped by available capacity under BPLP's unsecured revolving credit facility. As of April 30, 2024, BPLP had $500.0 million outstanding under its commercial paper program, the proceeds of which were used to reduce BPLP’s $1.2 billion term loan to $700.0 million.

•On April 29, 2024, BPLP increased the current maximum borrowing amount under its unsecured revolving credit facility from $1.815 billion to $2.0 billion. All other terms of the credit facility, including its expiration date of June 15, 2026, remain unchanged. BPLP has no current borrowings under the credit facility.

Sustainability & Impact

•On April 22, 2024, in connection with Earth Day, we published BXP’s 2023 Sustainability & Impact Report, which highlights that, among other things, BXP remains on track to achieve carbon-neutral operations by 2025. In conjunction with the publication, BXP announced its third annual Sustainability & Impact Investor Update to be held on May 15, 2024 at 2:00 PM ET.
EPS and FFO per Share Guidance:
BXP’s guidance for the second quarter 2024 and full year 2024 for EPS (diluted) and FFO per share (diluted) is set forth and reconciled below. Except as described below, the estimates reflect management’s view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels, interest rates, the timing of the lease-up of available space, the timing of development cost outlays and development deliveries, and the earnings impact of the events referenced in this release and those referenced during the related conference call. The estimates do not include (1) possible future gains or losses or the impact on operating results from other possible future property acquisitions or dispositions, (2) the impacts of any other capital markets activity, (3) future write-offs or reinstatements of accounts receivable and accrued rent balances, or (4) future impairment charges. EPS estimates may be subject to fluctuations as a result of several factors, including changes in the recognition of depreciation and amortization expense, impairment losses on depreciable real estate, and any gains or losses associated with disposition activity. BXP is not able to assess at this time the potential impact of these factors on projected EPS. By definition, FFO does not include real estate-related depreciation and amortization, impairment losses on depreciable real estate, or gains or losses associated with disposition activities. There can be no assurance that BXP’s actual results will not differ materially from the estimates set forth below.

	Second Quarter 2024		Full Year 2024
	Low	High	Low	High
Projected EPS (diluted)	$0.45	$0.47	$1.97	$2.09
Add:
Projected Company share of real estate depreciation and amortization	1.25	1.25	5.06	5.06
Projected Company share of (gains)/losses on sales of real estate, gain on investment from unconsolidated joint venture and impairments	—	—	(0.05)	(0.05)
Projected FFO per share (diluted)	$1.70	$1.72	$6.98	$7.10

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The reported results are unaudited and there can be no assurance that these reported results will not vary from the final information for the quarter ended March 31, 2024. In the opinion of management, BXP has made all adjustments considered necessary for a fair statement of these reported results.

BXP will host a conference call on Wednesday, May 1, 2024 at 10:00 AM Eastern Time, open to the general public, to discuss the first quarter 2024 results, provide a business update, and discuss other business matters that may be of interest to investors. Participants who would like to join the call and ask a question may register at https://register.vevent.com/register/BI0f61a560b0f14c5095ef87dfb0f812d1 to receive the dial-in numbers and unique PIN to access the call. There will also be a live audio, listen-only webcast of the call, which may be accessed in the Investors section of BXP’s website at https://investors.bxp.com/events-webcasts. Shortly after the call, a replay of the call will be available on BXP’s website at https://investors.bxp.com/events-webcasts for up to twelve months following the call.
Additionally, a copy of BXP’s first quarter 2024 “Supplemental Operating and Financial Data” and this press release are available in the Investors section of BXP’s website at investors.bxp.com.

BXP (NYSE: BXP) is the largest publicly traded developer, owner, and manager of premier workplaces in the United States, concentrated in six dynamic gateway markets - Boston, Los Angeles, New York, San Francisco, Seattle, and Washington, DC. BXP has delivered places that power progress for our clients and communities for more than 50 years. BXP is a fully integrated real estate company, organized as a real estate investment trust (REIT). Including properties owned by unconsolidated joint ventures, BXP’s portfolio totals 53.5 million square feet and 187 properties, including 11 properties under construction/redevelopment. For more information about BXP, please visit our website or follow us on LinkedIn or Instagram.

This press release includes references to “BXP’s Share of annualized rental obligations.” We define rental obligations as the contractual base rents (but excluding percentage rent) and budgeted reimbursements from clients under existing leases. These amounts exclude rent abatements. Further, "annualized rental obligations" is defined as monthly rental obligations, as of the last day of the reporting period, multiplied by twelve (12). "BXP's Share" is based on rental obligations for our consolidated portfolio, plus our share of rental obligations from the unconsolidated joint ventures properties (calculated based on our ownership percentage), minus our partners' share of rental obligations from our consolidated joint venture properties (calculated based on our partners' percentage ownership interests). Our definitions of the foregoing operating metrics may be different than those used by other companies.

This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. You can identify these statements by our use of the words “anticipates,” “believes,” “budgeted,” “could,” “estimates,” “expects,” “guidance,” “intends,” “may,” “might,” “plans,” “projects,” “should,” “will,” and similar expressions that do not relate to historical matters. These statements are based on our current plans, expectations, projections and assumptions about future events. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond BXP’s control. If our underlying assumptions prove inaccurate, or known or unknown risks or uncertainties materialize, actual results could differ materially from those expressed or implied by the forward-looking statements. These factors include, without limitation, the risks and uncertainties related to the impact of changes in general economic and capital market conditions, including continued inflation, increased interest rates, supply chain disruptions, labor market disruptions, dislocation and volatility in capital markets, potential longer-term changes in consumer and client behavior resulting from the severity and duration of any downturn in the U.S. or global economy, general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases on favorable terms, changes in client preferences and space utilization, dependence on clients’ financial condition, and competition from other developers, owners and operators of real estate), the impact of geopolitical conflicts, the immediate and long-term impact of the outbreak of a highly infectious or contagious disease, on our and our clients’ financial condition, results of operations and cash flows (including the impact of actions taken to contain the outbreak or mitigate its impact, the direct and indirect economic effects of the outbreak and containment measures on our clients, and the ability of our clients to successfully operate their

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businesses), the uncertainties of investing in new markets, the costs and availability of financing, the effectiveness of our interest rate hedging contracts, the ability of our joint venture partners to satisfy their obligations, the effects of local, national and international economic and market conditions, the effects of acquisitions, dispositions and possible impairment charges on our operating results, the impact of newly adopted accounting principles on BXP’s accounting policies and on period-to-period comparisons of financial results, the uncertainties of costs to comply with regulatory changes (including costs to comply with the Securities and Exchange Commission’s rules to standardize climate-related disclosures) and other risks and uncertainties detailed from time to time in BXP’s filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of issuance of this report and are not guarantees of future results, performance, or achievements. BXP does not undertake a duty to update or revise any forward-looking statement whether as a result of new information, future events or otherwise, except as otherwise required by law.
Financial tables follow.

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BOSTON PROPERTIES, INC. CONSOLIDATED BALANCE SHEETS (Unaudited)
	March 31, 2024	December 31, 2023
	(in thousands, except for share and par value amounts)
ASSETS
Real estate, at cost	$25,715,870	$25,504,868
Construction in progress	685,465	547,280
Land held for future development	661,713	697,061
Right of use assets - finance leases	401,486	401,680
Right of use assets - operating leases	344,255	324,298
Less: accumulated depreciation	(7,040,501)	(6,881,728)
Total real estate	20,768,288	20,593,459
Cash and cash equivalents	701,695	1,531,477
Cash held in escrows	64,939	81,090
Investments in securities	37,184	36,337
Tenant and other receivables, net	94,115	122,407
Note receivable, net	2,274	1,714
Related party note receivables, net	88,789	88,779
Sales-type lease receivable, net	13,943	13,704
Accrued rental income, net	1,390,217	1,355,212
Deferred charges, net	818,424	760,421
Prepaid expenses and other assets	146,286	64,230
Investments in unconsolidated joint ventures	1,399,824	1,377,319
Total assets	$25,525,978	$26,026,149
LIABILITIES AND EQUITY
Liabilities:
Mortgage notes payable, net	$4,368,367	$4,166,379
Unsecured senior notes, net	9,794,527	10,491,617
Unsecured line of credit	—	—
Unsecured term loan, net	1,199,430	1,198,301
Lease liabilities - finance leases	415,888	417,961
Lease liabilities - operating leases	377,667	350,391
Accounts payable and accrued expenses	374,681	458,329
Dividends and distributions payable	172,154	171,176
Accrued interest payable	119,573	133,684
Other liabilities	417,978	445,947
Total liabilities	17,240,265	17,833,785

Commitments and contingencies	—	—
Redeemable deferred stock units	8,141	8,383
Equity:
Stockholders’ equity attributable to Boston Properties, Inc.:
Excess stock, $0.01 par value, 150,000,000 shares authorized, none issued or outstanding	—	—
Preferred stock, $0.01 par value, 50,000,000 shares authorized; none issued or outstanding	—	—
Common stock, $0.01 par value, 250,000,000 shares authorized, 157,128,071 and 157,019,766 issued and 157,049,171 and 156,940,866 outstanding at March 31, 2024 and December 31, 2023, respectively	1,570	1,569
Additional paid-in capital	6,752,648	6,715,149
Dividends in excess of earnings	(890,177)	(816,152)
Treasury common stock at cost, 78,900 shares at March 31, 2024 and December 31, 2023	(2,722)	(2,722)
Accumulated other comprehensive income (loss)	(3,620)	(21,147)
Total stockholders’ equity attributable to Boston Properties, Inc.	5,857,699	5,876,697
Noncontrolling interests:
Common units of the Operating Partnership	684,969	666,580
Property partnerships	1,734,904	1,640,704
Total equity	8,277,572	8,183,981
Total liabilities and equity	$25,525,978	$26,026,149

BOSTON PROPERTIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended March 31,
	2024	2023
	(in thousands, except for per share amounts)
Revenue
Lease	$788,590	$756,875
Parking and other	32,216	24,009
Hotel	8,186	8,101
Development and management services	6,154	8,980
Direct reimbursements of payroll and related costs from management services contracts	4,293	5,235
Total revenue	839,439	803,200
Expenses
Operating
Rental	314,157	291,308
Hotel	6,015	6,671
General and administrative	50,018	55,802
Payroll and related costs from management services contracts	4,293	5,235
Transaction costs	513	911
Depreciation and amortization	218,716	208,734
Total expenses	593,712	568,661
Other income (expense)
Income (loss) from unconsolidated joint ventures	19,186	(7,569)
Interest and other income (loss)	14,529	10,941
Gains from investments in securities	2,272	1,665
Unrealized gain on non-real estate investment	396	259
Impairment loss	(13,615)	—
Interest expense	(161,891)	(134,207)
Net income	106,604	105,628
Net income attributable to noncontrolling interests
Noncontrolling interests in property partnerships	(17,221)	(18,660)
Noncontrolling interest—common units of the Operating Partnership	(9,500)	(9,078)
Net income attributable to Boston Properties, Inc.	$79,883	$77,890
Basic earnings per common share attributable to Boston Properties, Inc.
Net income	$0.51	$0.50
Weighted average number of common shares outstanding	156,983	156,803
Diluted earnings per common share attributable to Boston Properties, Inc.
Net income	$0.51	$0.50
Weighted average number of common and common equivalent shares outstanding	157,132	157,043

BOSTON PROPERTIES, INC.
FUNDS FROM OPERATIONS (1)
(Unaudited)

	Three months ended March 31,
	2024	2023
	(in thousands, except for per share amounts)
Net income attributable to Boston Properties, Inc.	$79,883	$77,890
Add:
Noncontrolling interest - common units of the Operating Partnership	9,500	9,078
Noncontrolling interests in property partnerships	17,221	18,660
Net income	106,604	105,628
Add:
Depreciation and amortization expense	218,716	208,734
Noncontrolling interests in property partnerships’ share of depreciation and amortization	(18,695)	(17,711)
Company’s share of depreciation and amortization from unconsolidated joint ventures	20,223	25,645
Corporate-related depreciation and amortization	(419)	(469)
Non-real estate related amortization	2,130	—
Impairment losses	13,615	—
Less:
Gain on sale / consolidation included within income (loss) from unconsolidated joint ventures	21,696	—
Unrealized gain on non-real estate investment	396	259
Noncontrolling interests in property partnerships	17,221	18,660
Funds from operations (FFO) attributable to the Operating Partnership (including Boston Properties, Inc.)	302,861	302,908
Less:
Noncontrolling interest - common units of the Operating Partnership’s share of funds from operations	31,588	30,957
Funds from operations attributable to Boston Properties, Inc.	$271,273	$271,951
Boston Properties, Inc.’s percentage share of funds from operations - basic	89.57%	89.78%
Weighted average shares outstanding - basic	156,983	156,803
FFO per share basic	$1.73	$1.73
Weighted average shares outstanding - diluted	157,132	157,043
FFO per share diluted	$1.73	$1.73

(1)Pursuant to the revised definition of Funds from Operations adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“Nareit”), we calculate Funds from Operations, or “FFO,” by adjusting net income (loss) attributable to Boston Properties, Inc. (computed in accordance with GAAP) for gains (or losses) from sales of properties, including a change in control, impairment losses on depreciable real estate consolidated on our balance sheet, impairment losses on our investments in unconsolidated joint ventures driven by a measurable decrease in the fair value of depreciable real estate held by the unconsolidated joint ventures and real estate-related depreciation and amortization. FFO is a non-GAAP financial measure, but we believe the presentation of FFO, combined with the presentation of required GAAP financial measures, has improved the understanding of operating results of REITs among the investing public and has helped make comparisons of REIT operating results more meaningful. Management generally considers FFO and FFO per share to be useful measures for understanding and comparing our operating results because, by excluding gains and losses related to sales or a change in control of previously depreciated operating real estate assets, impairment losses and real estate asset depreciation and amortization (which can differ across owners of similar assets in similar condition based on historical cost accounting and useful life estimates), FFO and FFO per share can help investors compare the operating performance of a company’s real estate across reporting periods and to the operating performance of other companies.
Our calculation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current Nareit definition or that interpret the current Nareit definition differently.
In order to facilitate a clear understanding of the Company’s operating results, FFO should be examined in conjunction with net income attributable to Boston Properties, Inc. as presented in the Company’s consolidated financial statements. FFO should not be considered as a substitute for net income attributable to Boston Properties, Inc. (determined in accordance with GAAP) or any other GAAP financial measures and should only be considered together with and as a supplement to the Company’s financial information prepared in accordance with GAAP.

BOSTON PROPERTIES, INC.
PORTFOLIO LEASING PERCENTAGES

CBD Portfolio	% Occupied by Location (1)		% Leased by Location (2)
	March 31, 2024	December 31, 2023	March 31, 2024	December 31, 2023
Boston	95.3%	95.9%	96.2%	96.4%
Los Angeles	86.1%	85.9%	87.2%	88.1%
New York	91.5%	91.8%	95.0%	94.4%
San Francisco	86.6%	87.4%	87.4%	88.0%
Seattle	81.8%	81.8%	83.1%	83.1%
Washington, DC (3)	90.8%	89.2%	92.7%	92.3%
CBD Portfolio	91.0%	91.0%	92.8%	92.7%

Total Portfolio	% Occupied by Location (1)		% Leased by Location (2)
	March 31, 2024	December 31, 2023	March 31, 2024	December 31, 2023
Boston	90.4%	89.9%	91.1%	90.3%
Los Angeles	86.1%	85.9%	87.2%	88.1%
New York	88.0%	90.1%	91.6%	92.4%
San Francisco	83.9%	84.9%	84.5%	85.5%
Seattle	81.8%	81.8%	83.1%	83.1%
Washington, DC	89.7%	88.0%	91.5%	91.0%
Total Portfolio	88.2%	88.4%	89.9%	89.9%

(1)Represents signed leases for which revenue recognition has commenced in accordance with GAAP.
(2)Represents signed leases for which revenue recognition has commenced in accordance with GAAP and signed leases for vacant space with future commencement dates.
(3)During the first quarter, the Company reassessed the classifications of its assets as either CBD or Suburban and that certain assets such as those in Reston, Virginia are located in areas with characteristics that more closely align with our definition of CBD due to their diverse live, work, and play environment. As a result, these assets are now classified as CBD. Comparative period has been updated to reflect the same presentation.
AT BXP
Michael LaBelle
Executive Vice President,
Chief Financial Officer and Treasurer
mlabelle@bxp.com

Helen Han
Vice President, Investor Relations
hhan@bxp.com

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